Exhibit 5.1

Reed Smith LLP 101 Second Street Suite 1800 San Francisco, CA 94105-3659 Tel +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com

February 3, 2016

Jaguar Animal Health, Inc.
201 Mission Street, Suite 2375

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Jaguar Animal Health, Inc., a Delaware corporation (the “Company”), in connection with the registration of 230,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”), pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), on February 3, 2016 (the “Rule 462(b) Registration Statement”) with the Securities and Exchange Commission (the “Commission”).  The Shares, including 30,000 Shares to cover over-allotments, if any, are being offered for sale, together with the securities previously registered pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-208905), as amended (the “Initial Registration Statement”), which was declared effective by the Commission on February 3, 2016, by the Company to the underwriters (the “Underwriters”) pursuant to the terms of the Underwriting Agreement, dated February 3, 2016 (the “Underwriting Agreement”), by and among the Company and Aegis Capital Corp., as representatives of the Underwriters.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Rule 462(b) Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Initial Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP
REED SMITH LLP

DCR/AI

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